Exhibit 99.1

Poseida Therapeutics Provides Updates and Financial Results for the First Quarter of 2022

SAN DIEGO, May 12, 2022 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage biopharmaceutical company utilizing proprietary genetic engineering platform technologies to create cell and gene therapeutics with the capacity to cure, today announced updates and financial results for the first quarter ended March 31, 2022.

“2022 is shaping up to be an exciting year for the Company, as we work to demonstrate the differentiation of our CAR-T programs in the clinic and advance our wholly owned and partnered gene therapy programs towards IND-enabling studies,” said Mark Gergen, Chief Executive Officer of Poseida. “We now have three clinical CAR-T programs recruiting and enrolling, including two allogeneic product candidates, P-MUC1C-ALLO1 and P-BCMA-ALLO1 for solid tumors and multiple myeloma, respectively, as well as our P-PSMA-101 autologous CAR-T program for metastatic castrate resistant prostate cancer. As we and the industry navigate current market dynamics, we are focused on efficient resource utilization and prioritization, including our decision in the first quarter to reduce autologous manufacturing capacity as we focus on the emergence of our allogeneic CAR-T programs. Additionally, we are fortunate to be advancing our platform technologies with partners such as Takeda, and we continue to evaluate other partnership opportunities that may allow us to pursue more opportunities and get access to resources and non-dilutive capital.”

Program Highlights

CAR-T Programs

The Company currently has three ongoing CAR-T programs in the clinic. These include two allogeneic CAR-T programs progressing in Phase 1 clinical trials: P-BCMA-ALLO1, which is being evaluated in patients with relapsed/refractory multiple myeloma (R/R MM), and P-MUC1C-ALLO1, which is being evaluated in a wide range of solid tumors derived from epithelial cells, including breast and ovarian cancers. These programs are moving forward with planned clinical data updates in each allogeneic program in the second half of 2022. The Company is also advancing its autologous P-PSMA-101 product candidate being developed to treat patients with metastatic castrate-resistant prostate cancer (mCRPC) in an ongoing Phase 1 dose escalation trial.

Gene Therapy Programs

The Company is advancing multiple gene therapy programs in liver-directed diseases, including its wholly owned P-OTC-101 program for the in vivo treatment of the urea cycle disease caused by congenital mutations in the ornithine transcarbamylase (OTC) gene. The Company is currently determining the best path forward for this program and will update expected timing on program advancement once that evaluation is complete.

The Company is also advancing its P-FVIII-101 program partnered with Takeda Pharmaceuticals USA, Inc. (Takeda), which is in development for the in vivo treatment of Hemophilia A. P-FVIII-101 utilizes piggyBac gene modification delivered via lipid nanoparticle and has demonstrated stable and sustained Factor VIII expression in animal models.

Financial Results for the First Quarter 2022

Revenues

Revenues were $1.4 million for the first quarter ended March 31, 2022, consisting of revenue earned from the collaboration and license agreement with Takeda that the Company entered into in the fourth quarter of 2021, compared to no revenue for the same period in 2021.

Research and Development Expenses

Research and development expenses were $48.9 million for the first quarter ended March 31, 2022, compared to $29.1 million for the same period in 2021. The increase was primarily related to a $8.1 million expense related to the Company’s decision to discontinue future manufacturing at one of the Company’s autologous contract manufacturers, as well as an increase in personnel expenses due to an increase in headcount, which included a $0.7 million increase in stock-based compensation expense, an increase in external costs related to the Company’s clinical stage programs due to an increased number of clinical trials ongoing, including enrollment, manufacturing and license fees for the P-PSMA-101 Phase 1 clinical trial, the P-BCMA-ALLO1 Phase 1 clinical trial and P-MUC1C-ALLO1 Phase 1 clinical trial, and an increase in external costs related to the Company’s preclinical stage programs.

General and Administrative Expenses

General and administrative expenses were $9.5 million for the first quarter ended March 31, 2022, compared to $8.4 million for the same period in 2021. The increase was primarily related to an increase in personnel expenses due to an increase in headcount, which included a $0.7 million increase in stock-based compensation expense.

Net Loss

Net loss was $58.1 million for the first quarter ended March 31, 2022 compared to net loss of $38.3 million for the same period in 2021.

Cash Position

As of March 31, 2022, the Company’s cash and cash equivalents balance was $183.5 million.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company dedicated to utilizing our proprietary genetic engineering platform technologies to create next generation cell and gene therapeutics with the capacity to cure. We have discovered and are developing a broad portfolio of product candidates in a variety of indications based on our core proprietary platforms, including our non-viral piggyBac® DNA Delivery System, Cas-CLOVER™ Site-specific Gene Editing System and nanoparticle- and AAV-based gene delivery technologies. Our core platform technologies have utility, either alone or in combination, across many cell and gene therapeutic modalities and enable us to engineer our portfolio of product candidates that are designed to overcome the primary limitations of current generation cell and gene therapeutics. To learn more, visit www.poseida.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the potential benefits of Poseida's technology platforms and product candidates, Poseida's plans and strategy with respect to developing its technologies and product candidates, Poseida’s ability to prioritize and utilize its resources efficiently and expected benefits from any such prioritization, and anticipated timelines and milestones with respect to Poseida’s development programs and manufacturing activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry and the other risks described in Poseida's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Poseida Therapeutics, Inc.

Selected Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2022	2021
Revenues:
Collaboration revenue	$1,435	$—
Total revenue	1,435	—
Operating expenses:
Research and development	48,850	29,095
General and administrative	9,546	8,369
Total operating expenses	58,396	37,464
Loss from operations	(56,961)	(37,464)
Other income (expense):
Interest expense	(1,077)	(838)
Other expense, net	(19)	(12)
Net loss before income tax	(58,057)	(38,314)
Income tax expense	—	—
Net loss	$(58,057)	$(38,314)
Net loss per share, basic and diluted	$(0.93)	$(0.62)
Weighted-average shares of common stock, basic and diluted	62,555,915	61,981,081

SELECTED BALANCE SHEET DATA

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$183,489	$206,325
Total assets	248,152	269,309
Total liabilities	144,450	113,098
Total stockholders’ equity	103,702	156,211

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Investor Contact:	Media Contact:
Alex Lobo	Sarah Thailing
Stern Investor Relations	Senior Director, Corporate Communications and IR
Alex.lobo@sternir.com	Poseida Therapeutics, Inc.
858-605-3717
sthailing@poseida.com